EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of November, 2023, by and between Certara, Inc., a Delaware corporation (the “Company”) and John Gallagher (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company and Executive entered into an Employment Agreement, dated February 26, 2023 (the “Agreement”);

WHEREAS, the Company and Executive desire to amend the Agreement as more particularly set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.    Definitions. Capitalized terms not otherwise defined elsewhere in this Agreement shall have the meaning set forth in this Section 1.

(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, payable within thirty (30) days following the date of termination, (ii) any unpaid or unreimbursed business expenses incurred in accordance with Section 6 hereof, payable within thirty (30) days following the date of termination and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to equity participation under the Equity Documents, in accordance with the terms contained therein.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement or of the Equity Documents.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(e)“Company Group” shall mean the Company, together with any of its direct or indirect subsidiaries.

(f)“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(g)“Confidential Information” has the meaning set forth in the Restrictive Covenants.

(h)“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(i)“Good Reason” shall mean, without Executive’s consent, (i) a demotion in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof or (ii) a reduction in Base Salary set forth in Section 4(a) hereof or Target Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives) or (iii) a requirement that the Executive’s principal place of employment as set forth in Section 3(c) changes by more than 50 miles, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) or (ii) or (iii) above). Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(j)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non- charitable), unincorporated organization, or other form of business entity.

(k)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).

(l)“Restrictive Covenants” shall mean the Restrictive Covenants attached hereto as Exhibit B.

(m)“Severance Term” shall mean the six (6) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive with Good Reason.

Section 2.    Acceptance and Term of Employment.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. Executive’s employment hereunder shall commence on April 1, 2023 (“Start Date”), and continue until terminated as provided in Section 7 hereof (“Term of Employment”).

Section 3.    Position, Duties, and Responsibilities; Place of Performance.

(a)Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Financial Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title.

(b)Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Executive shall not serve as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of a non-competing for- profit business and one or more charitable organizations without the express written consent of the CEO. Executive may (i) engage in charitable activities and community affairs, and (ii) manage Executive’s personal investments and affairs; provided, however, that the activities either consented to in writing by the CEO or set out in clauses (i) and (ii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)Principal Place of Employment. Executive’s principal place of employment shall be the company’s U.S. headquarters (so long as such headquarters is located either in the Princeton, NJ or Philadelphia PA-metro area (e.g. Blue Bell or Conshohocken, PA), although Executive understands and agrees that he may be required to travel from time to time for business reasons including, without limitation, the Company’s other offices.

Section 4.    Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a)Base Salary. Executive shall be paid an annualized Base Salary (the “Base Salary”), payable in accordance with the regular payroll practices of the Company, of $575,000, as may be adjusted from time to time in writing by the Compensation Committee.

(b)Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 50% of Base Salary (the “Target Annual Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Board (or Compensation Committee) in consultation with Executive. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee, if any, under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid in cash to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the annual bonus payment date (subject to Section 7 below). The parties affirm that Executive shall be eligible to receive the Annual Bonus for the full fiscal year of 2023, provided that he remains employed through the end of the year, and subject to the other conditions set forth in this clause.

(c)Sign-on Bonus. Executive will receive a one-time sign-on bonus in the gross amount of $200,000 on Executive’s first regularly scheduled pay date. The sign-on bonus will be paid as a lump sum, less applicable withholdings. By receiving this sign-on bonus, Executive agrees that if Executive’s employment is terminated for Cause during the first twelve months of employment, or Executive leaves the Company for any reason other than Good Reason, Executive will repay 1/12th of the gross amount for each full month of service remaining in such 12-month period.

(d)Equity Participation. In connection with the commencement of Executive’s employment hereunder, Executive shall be entitled to participate in and receive grants under the Company 2020 Equity Plan, pursuant to the terms of such plan, and the applicable equity award agreements (the “Equity Documents”). Executive’s equity participation shall be exclusively governed by the terms of the Equity Documents. On your Start Date, you will receive long-term incentive equity award in the form of 40% Restricted Stock Units (“RSUs”) and 60% Performance Stock Units (“PSUs”), with an aggregate value of $2,100,000, in accordance with the RSU and PSU agreements applicable to all executive officers. On your Start Date, you will also receive a one-time equity award with a value of $650,000, in the form of RSUs, with a vesting schedule of 50% after 12 months of employment and 50% after 24 months of employment.

(e)Payment of Unpaid Annual Bonus from Prior Employer. Executive will be paid the sum of $235,750.00, representing an amount equal to the 2022 annual bonus owed but unpaid to Executive by his prior employer (“Prior Employer Bonus”). The Prior Employer Bonus will be paid in a lump sum, less applicable withholdings prior to the end of fiscal year 2023. Subject to the limitation below, the Company will also pay for any reasonable out-of-pocket legal fees and expenses incurred in seeking to recover the unpaid annual bonus from Executive’s prior employer (“Costs”). If Executive ultimately receives any payment from his prior employer relating to the unpaid annual bonus, including but not limited to any attorney’s fees, costs, or penalties, whether through a settlement agreement, judgment or otherwise, Executive shall promptly reimburse the Company up to the amount of the Prior Employer Bonus and Costs paid by the Company. Any amounts recovered by Executive from the prior employer in excess of the Prior Employer Bonus and Costs shall be retained by Executive. The Company may decide at any time in its sole discretion, upon notice to the Executive, that it will not reimburse Executive for any new Costs incurred in seeking payment from his prior employer. Following such notice, Executive may decide to continue to pursue legal action against his prior employer at his sole cost and expense, and Executive shall be entitled to retain any such cost and expense from any amounts ultimately collected from his prior employer before reimbursing Employer for any Prior Employer Bonus or Costs paid by the Company.

Section 5.    Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to senior executives of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to senior executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved.

Section 6.    Reimbursement of Expenses.

Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 7.    Termination of Employment.

(a)General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to Base Salary, Annual Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

(c)Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)The Accrued Obligations; and

(ii)Any unpaid Annual Bonus in respect of the most recently completed fiscal year that ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company (the “Prior Year Bonus Amount”).

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)Termination by the Company for Cause.

(i)The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i), (ii), (vi) or (vii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than twenty (20) days’ written notice by the Company of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such twenty (20) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)    In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(j)Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause by giving Executive at least two weeks’ written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)the Accrued Obligations;

(ii)the Prior Year Bonus Amount;

(iii)the Executive’s Target Annual Bonus for the calendar year in which the Termination occurs (“Current Year”), multiplied by a fraction, the numerator of which is the number of days during the Current Year that the Executive is employed by the Company and the denominator of which is 365; and

(iv)an amount equal to the prorated Base Salary during the Severance Term, such amount to be paid in substantially equal payments during the Severance Term, and payable in accordance with the Company’s regular payroll practices.

Notwithstanding the foregoing, the payments and benefits described in clauses (iii) and (iv) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches the Restrictive Covenants. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(k)Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event (or the date the Executive became aware of such event, if later). During such thirty (30) notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(l)Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(m)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (e) or (f) of this Section 7 (collectively, the “Severance Benefits”), other than the Accrued Obligations, shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within twenty-one days following the date of Executive’s termination of employment hereunder (the “Release Execution Period”). If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such twenty-one day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. No portion of the Severance Benefits (other than Accrued Obligations) shall be paid until the Release has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the Release has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

Section 8.    Certain Payments.

In the event that (i) Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (ii) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 8 reduced last. Notwithstanding the foregoing, the Company will use its good faith best efforts to solicit shareholder approval of the Executive’s “excess parachute payments” in accordance with Section 280G of the Code and the regulations promulgated thereunder if Q&A 7 of the 280G regulations is applicable and Executive first waives the right to receive excess parachute payments unless approved by shareholders.

Section 9.    Restrictive Covenants

(a)General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the Restrictive Covenants, the terms of which are incorporated herein by reference and made a part hereof. Executive further recognizes and acknowledges that the restrictions and limitations set forth in the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b)Other Covenants. Notwithstanding anything contained in this Agreement to the contrary, in the event that Executive is subject to similar restrictive covenants pursuant to any other agreement with any member of the Company Group, including, without limitation, under the Equity Documents (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Agreement shall not preclude the applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms.

Section 10.    Representations and Warranties of Executive.
Executive represents and warrants to the Company that:
(a)Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which he is or may be bound, copies of which have been provided to and reviewed by the Company;

(c)In connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment or service with any prior service recipient; and

(d)Executive has not been terminated from any prior employer or service recipient, or otherwise disciplined in connection any such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to Executive’s knowledge, Executive has not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination.

Section 11.    Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.    Set Off; Mitigation.

To the extent not prohibited by law or in violation of Section 409A of the Code, the Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13.    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a)Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(d)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14.    Successors and Assigns; No Third-Party Beneficiaries.

(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b)Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.    Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.    Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.    Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW JERSEY. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18.    Notices.

(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)Date of Delivery. Any notice so addressed shall be deemed to be given if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19.    Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.    Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21.    Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 22 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CERTARA, INC.

                        /s/ Richard Traynor

By:     Richard Traynor
Title:     Senior Vice President and General counsel

EXECUTIVE

                        /s/ John Gallagher
John Gallagher

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits, and other good and valuable consideration, I,             , for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, (ii) any claims that cannot be waived by law, (iii) any claims with respect to any securities of the Company that I own or (iv) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

•Am able to read the language, and understand the meaning and effect, of this Release;

•Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•Had or could have [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•Was advised to consult with my attorney regarding the terms and effect of this Release; and

•Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or
1    To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel, with copy to the Board. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW JERSEY, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Amended and Restated Employment Agreement, dated _____________________ with the Company (the “Employment Agreement”).

[Executive Name]
Date:

EXHIBIT B

RESTRICTIVE COVENANTS

1.Non-Competition; Non-Solicitation; Non-Interference. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and its Affiliates and accordingly agrees as follows:

(a)Prior to the Executive’s Termination for any reason (the “Employment Term”) and until the first anniversary of Executive’s Termination (the “Restrictive Covenant Period”), Executive will not (i) directly or indirectly, in any geographic location in which the Company Group engages, own, operate, manage, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, joint venturer, investor, or any other type of participant) the management or conduct of any business activities, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with any member of the Company Group (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, principally engaging in the business of model based drug development consulting services or technology solutions, including with respect to discovery, pre-clinical, clinical and post-marketing drug development and regulatory submissions and review and any other business in which the Company is actively engaged at the time of termination (the “Business”).

(b)During the Restrictive Covenant Period, Executive will not directly or indirectly:
(i)(A) solicit or induce any customer, supplier, licensee, or other business relation (or any actively sought prospective customer, supplier, licensee, or other business relation) of the Company or any member of the Company Group to cease doing business with or materially reduce the amount of business conducted with the Company or any member of the Company Group, or interfere with the relationship between any such customer, supplier, licensee, or other business relation (or any actively sought prospective customer, supplier, licensee, or other business relation) and the Company or any member of the Company Group; or (B) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause (A) above; or

(ii)(A) solicit or hire, directly or indirectly, for employment, or assist others in hiring, employing, inducing, or soliciting for employment (except in the performance of Executive’s duties), any employees of the Company or any member of the Company Group (or individuals who were employed during the one-year period prior to the termination of Executive’s employment with the Service Recipient); or (B) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause (A) above.

(c)If a final and non-appealable judicial determination is made that any of the provisions of this Section 1 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 1 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, notwithstanding the fact that any provision of this Section 1 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

(d)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof.

(e)The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason.

2.Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company is the property of the Company Group. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, (i) Executive shall, as promptly as practicable, notify in writing the Company, and consult with and reasonably assist the Company, at the Company’s expense, in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(ii)For purposes of this Agreement, “Confidential Information” means information, observations, and data concerning the business or affairs of the Company Group, including, without limitation, all business information (whether or not in written form) that relates to any member of the Company Group, or its customers, suppliers, or contractors or any other third parties in respect of which the Company or any member of the Company Group has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to technical information or reports, formulas, trade secrets, unwritten knowledge and “know-how,” operating instructions, training manuals, customer lists, customer buying records and habits, product sales records and documents, and product development, marketing, and sales strategies, market surveys, marketing plans, profitability analyses, product cost, long-range plans, information relating to pricing, competitive strategies, and new product development, information relating to any forms of compensation or other personnel-related information, contracts, and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or any predecessor thereof or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive and the Company each agree to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or any member of the Company Group, except that Executive and the Company each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(iii)Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software, or intellectual property relating to the businesses of the Company Group, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company (including but not limited to Confidential Information and Inventions) are and shall remain the property of the Company Group, and Executive shall as promptly as practicable return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive agrees further that any property situated on the premises of, and owned by, the Company or any member of the Company Group, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

(iv)Executive agrees further that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any member of the Company Group any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(b)Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(c)Intellectual Property.

(i)Executive agrees that the results and proceeds of Executive’s services for the Company Group (including, but not limited to, any Confidential Information and other trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic, or otherwise creative nature, writings, and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived, or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire, and the Company (or, if applicable or as directed by the Company, any member of the Company Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire or there are any Proprietary Rights that do not accrue to the Company (or, as the case may be, any member of the Company Group) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title, and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to the Company (or, if applicable or as directed by the Company, any member of the Company Group), and the Company or such member of the Company Group shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such member of the Company Group without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign,

Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(ii)Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright or patent applications or assignments. To the extent that Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 2(b)(ii) is subject to and shall not be deemed to limit, restrict, or constitute any waiver by the Company of ownership of any Proprietary Rights to which the Company (or other applicable member of the Company Group) may be entitled by operation of law by virtue of the Company’s (or other applicable member of the Company Group’s) being Executive’s employer. Executive agrees further that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company.

(iii)Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.Non-Disparagement. Executive shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage the Company, any other member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former managers, directors, officers, employees, shareholders, partners, members, agents, or representatives, with respect to any of their respective past or present activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.

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